                                                      Registration No. 333-62544
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               AMENDMENT NO. 1 TO


                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                 INTEGRATED BUSINESS SYSTEMS AND SERVICES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

         South Carolina                                    57-0910139
(State or Other Jurisdiction of                         (I.R.S. Employer
Incorporation or Organization)                         Identification No.)

                            115 Atrium Way, Suite 228
                         Columbia, South Carolina 29223
                                 (803) 736-5595
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                Harry P. Langley
                             Chief Executive Officer
                            115 Atrium Way, Suite 228
                         Columbia, South Carolina 29223
                                 (803) 736-5595
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ] _____________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


============================================================================================================
                                                   Proposed Maximum      Proposed Maximum     Amount of
     TITLE OF EACH CLASS OF        Amount to be   Offering Price Per    Aggregate Offering   Registration
   SECURITIES TO BE REGISTERED    Registered (1)       Unit (2)              Price (2)         Fee (3)

Common Stock...................      536,560            $3.50               $1,804,460           $452
============================================================================================================

(1) The number of shares of common stock registered hereunder includes the sum of 210,000 shares included in the initial filing of this Form S-3 on June 7, 2001 (comprised of 140,000 currently outstanding shares, and 70,000 shares issuable upon exercise of currently outstanding common stock purchase warrants) and 326,560 additional shares included in this Amendment No. 1 to the Form S-3, all of which are issuable upon exercise of currently outstanding common stock purchase warrants. Pursuant to Rule 416(a), this registration statement also registers such indeterminate number of additional shares as may become issuable under such common stock purchase warrants in connection with shares splits, share dividends, and similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of 210,000 shares the Registrant's common stock reported on the Nasdaq National Market on June 6, 2001 (included in the initial filing of this Form S-3 on June 7, 2001), and the high and low prices of 326,560 shares of the Registrant's common stock reported on the Nasdaq National Market on August 3, 2001 (included in this Amendment No. 1 to the Form S-3).

(3) Comprised of the sum of $166 paid upon the initial filing of this Form S-3 on June 7, 2001, and an additional $286 paid in conjunction with the filing of this Amendment No. 1 to the Form S-3.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                   Subject to Completion, dated August 6, 2001


PROSPECTUS



                 INTEGRATED BUSINESS SYSTEMS AND SERVICES, INC.



                                     536,560


                             SHARES OF COMMON STOCK




         Integrated Business Systems and Services, Inc. ("IBSS") has issued 140,000 shares of IBSS common stock and warrants for the purchase of 70,000 shares of IBSS common stock in a private placement. We have also issued warrants for the purchase of 326,560 shares of IBSS common stock. In each case, we issued the securities under one or more exemptions from the registration requirements of the Securities Act of 1933 and applicable state securities laws.


         These 140,000 currently outstanding shares of common stock and the 396,560 shares that may be purchased upon exercise of the warrants are held by the security holders listed in the Selling Shareholders table located on page 14 of this prospectus. Some of these shareholders may wish to sell these shares in the future, and this prospectus allows them to do so. We will not receive any of the proceeds from any sale of any of these shares by these shareholders, but we have agreed to bear the expenses of registration of the shares by this prospectus.


         Our common stock is listed on the Nasdaq National Market under the symbol "IBSS." The last sale price of our common stock as reported on the Nasdaq National Market on August 3, 2001, was $3.50 per share.



         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH LEVEL OF INVESTMENT RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.



         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                                August 8, 2001.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

The Company...................................................................3

Risk Factors..................................................................4

Advisory Note Regarding Forward-Looking Statements...........................13

Use of Proceeds..............................................................13

Selling Shareholders.........................................................13

Plan of Distribution.........................................................14

Experts......................................................................15

Legal Matters................................................................15

Available Information........................................................15

Incorporation of Certain Documents by Reference..............................16

                         ------------------------------

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF THE DATE ON THE COVER, BUT THE INFORMATION MAY CHANGE IN THE FUTURE.


         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING, AND, IF GIVEN OR MADE, THAT INFORMATION OR THOSE REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY INTEGRATED BUSINESS SYSTEMS AND SERVICES, INC. OR BY THE SELLING SHAREHOLDERS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER OR A SOLICITATION IN ANY JURISDICTION WHERE THE OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AND ANY SALE MADE UNDER THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF INTEGRATED BUSINESS SYSTEMS AND SERVICES, INC. OR THE SELLING SHAREHOLDERS SINCE THE DATE OF THIS PROSPECTUS OR THE DATE OF ANY DOCUMENT INCORPORATED IN THIS PROSPECTUS.

                                   THE COMPANY


         Integrated Business Systems and Services, Inc. is a national provider of infrastructure software that applies a new, more cost-effective approach in systems integration and application development technologies for large manufacturing and service industries. Our software is currently enabling businesses in multiple industries throughout the country to monitor and integrate the real-time flow of their mission-critical operating information more rapidly and cost-effectively than any other currently available integration products.

         Synapse is our internally-developed, patent-pending software that is the core of our ever expanding suite of Synapse-based products. We generate our revenues primarily through the licensing, installation and servicing of these products. Unlike the traditional object-oriented custom programming associated with our competitors' products, Synapse utilizes a novel, highly flexible and adaptable, rules-based architecture. We believe this architecture makes Synapse especially well-suited for the growing number of businesses that have been unable to effectively overcome the substantial time and cost hurdles they face in attempting to streamline and monitor their flow of real-time transaction information. Most large enterprises need this information flow to occur seamlessly and instantaneously, both internally, through their already installed and typically incompatible, multi-system operations, and externally, through the systems of their vendors, customers and other trading partners. Using our specially-developed Synapse applications, we provide turn-key solutions to address these needs.

         In addition to being more easy-to-implement, more flexible, and more fully scalable than the systems currently offered by our competitors, we believe that one of Synapse's most distinguishing advantages is its demonstrated ability to allow businesses to avoid the significant time and expense of having to change their existing business processes and legacy systems solely in order to accommodate the installation of the applications offered by our competitors.

         Our growth strategy seeks to use Synapse to rapidly capitalize on the absence in the current technology markets of a connectivity and tracking solution that is as affordable, as easy-to-implement, and as fully-scalable as our Synapse software engine. Our current line of Synapse-based products includes:

         o SYNAPSE MANUFACTURING (TM) - providing manufacturing plant automation, such as shop floor tracking and data collection, for customers that have already installed or may be planning to install enterprise resource planning (ERP) systems.

         o SYNAPSE B2X (TM) - providing seamless integration between disparate systems and applications, making it especially suited for application service provider (ASP) enablement and for integrating a customer's internal applications with its external supply chain.

         o SYNAPSE FOR PRINTING (TM) - providing a fully integrated, turn-key approach for the printing industry's publishing and distribution processes, including web-based, front-end ordering and interface capabilities with any high volume printing equipment and legacy application software.

         o SYNAPSE EAI+ (TM) - providing enterprise modeling and application integration suitable for multiple industries.


         During the past twenty-two months, we have won contracts with organizations in multiple industries, including the following:


         o FURNITURE - Berkline Corporation, a subsidiary of Lifestyles Furnishings International, Ltd.

         o        AUTOMOTIVE - Reeves Brothers and BRAIN North America, Inc.

         o        TEXTILE AND APPAREL - Fruit of the Loom and Americal
                  Corporation

         o        HUMAN RESOURCES - WilCam Systems

         o        PRINTING - Oregon State Printing

         While we remain pleased by the strong acceptance of our Synapse software by these organizations, we recognize that its capabilities extend far beyond their respective industry groups.


         During the same twenty-two month period, we have also established or strengthened our strategic relationships with a variety of national systems integrators (The Thomas Group and The Silenas Group), application software vendors (Eigner+Partner and BRAIN North America, Inc.), infrastructure technology vendors (Symbol Technologies, Inc., AT&T and Sun Microsystems, Inc.), and automotive engineering research institutions (Oakland University in Detroit).


         Our common stock is listed on the Nasdaq National Market under the symbol "IBSS". We were founded as a South Carolina corporation in 1990 to provide software consulting and related services to the manufacturing industry. Since that time, we have evolved from being a pure service provider to becoming a much more product oriented enterprise. In this connection, we note that the Synapse systems which comprise the fundamental core of our current product-driven revenues were only released to the market in late 1999.

         Our principal executive offices are located at 115 Atrium Way, Suite 228, Columbia, South Carolina, 29223 where our telephone number is (803) 736-5595. We also maintain an office in Detroit, Michigan.


                                  RISK FACTORS

         An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information included in this prospectus before you decide to purchase any securities issued by us. You should also carefully read the cautionary statement following the "Risk Factors" regarding the use of forward looking statements.


RISKS RELATED TO OUR COMPANY

WE HAVE A LARGE ACCUMULATED DEFICIT, WE EXPECT FUTURE LOSSES, AND WE MAY NEVER ACHIEVE OR MAINTAIN PROFITABILITY.

         We have experienced operating losses in each of our fiscal years since January 1, 1995. As of March 31, 2001, we had an accumulated deficit of $10,537,806. In addition, since 1997, we have continued to allocate an increasing proportion of our internal resources to research and development activities associated with the development of our current suite of new software products. During the same period, we also undertook a complete restructuring of our sales and marketing organization and commenced several new customer acquisition strategies. The execution of these marketing initiatives required additional staffing resources and other related expenditures. This strategy of increased emphasis on new product development and the suspension of much of our traditional sales activities while we began implementing our sales team reorganization resulted in a substantial reduction in our traditional service revenues during the affected periods. Despite our history of losses, we believe it is vital to our future success that we continue to invest heavily in sales and marketing, although at a lower percentage of revenue than our investment in this area during our most recent fiscal years. Nevertheless, if expenditures related to our sales and marketing and the expansion of our operations are not accompanied or shortly followed by significantly increased revenue, our losses could be even greater than expected until we are able to delay or reduce these expenditures. While we believe profitability is achievable in 2002, many factors, including the factors described in this prospectus, may result in our incurring of losses in 2001 and 2002. We will need to significantly increase our quarterly revenues to achieve profitability. We cannot predict when we will operate profitably, if at all.

SIGNIFICANT UNANTICIPATED FLUCTUATIONS IN OUR ACTUAL OR ANTICIPATED QUARTERLY REVENUES AND OPERATING RESULTS MAY CAUSE US NOT TO MEET SECURITIES ANALYSTS' OR INVESTORS' EXPECTATIONS AND MAY RESULT IN A DECLINE IN OUR STOCK PRICE.

         Our quarterly operating results have fluctuated significantly in the past and may vary significantly in the future. Moreover, as a result of our limited operating history with our new suite of Synapse-based software products and the evolving nature of the markets in which we compete, we may have difficulty accurately forecasting our revenue in any given period. If our revenues, operating results, earnings or future projections are below the levels expected by investors or securities analysts, our stock price is likely to decline. As a result of the factors discussed below, we believe that quarterly revenues and operating results are difficult to forecast, and period-to-period comparisons of our historical results of operations are not necessarily meaningful and should not be relied upon as indications of trends or of future performance.

         Our stock price is subject to the volatility generally associated with Internet, software and technology stocks in general, and may also be affected by broader market trends unrelated to our performance. We also expect to experience significant fluctuations in our future quarterly revenues and operating results as a result of many factors specific to our operations, including:

o        the difficulty in predicting the size and timing of our customer orders
o the mix of our products and services sold, and the mix of our distribution channels
o        the lengthy sales cycle for some of our products
o        the market acceptance of our products
o        the terms and timing of our financing activities
o whether we are able to successfully expand our sales and marketing programs
o        the possible loss of our key personnel
o the difficulty in predicting the amount and timing of employee stock option exercises

         Our revenues and operating results depend upon the volume and timing of customer orders and payments, and the date of product delivery. New software licensing, service and maintenance contracts may not result in revenues in the quarter in which the contracts are signed, and we may not be able to predict accurately when revenues from these contracts will be recognized. Historically a substantial portion of our revenues has been derived from large licensing and software implementation orders. We expect this trend to continue for the foreseeable future. We also expect that increases in the dollar size of individual license transactions will increase the risk of fluctuation in future quarterly results. We realize substantially higher gross margins on our license revenues compared to our services and maintenance revenues. Consequently, our margins for any particular quarter will be highly dependent on the mix of license, service and maintenance revenues in that quarter. If we cannot generate large customer orders, or customers delay or cancel such orders in a particular quarter, it will have a material adverse effect on our revenues and, more significantly on a percentage basis, on our net income or loss in that quarter.

         In addition, we are subject to employer payroll taxes when our employees exercise their stock options. The employer payroll taxes are assessed on each employee's gain, which is the difference between the price of our common stock on the date of exercise and the exercise price. During a particular period, these payroll taxes could be material. These employer payroll taxes would be recorded as an expense and are assessed at tax rates that vary depending upon the employee's taxing jurisdiction in the period such options are exercised based on actual gains realized by employees. However, because we are unable to predict how many stock options will be exercised and at what price during any particular period, we cannot predict, the amount, if any, of employer payroll expense that may be recorded in a future period or the impact on our future financial results.

VARIATIONS IN THE TIME IT TAKES US TO SELL OUR PRODUCTS MAY CAUSE FLUCTUATIONS IN OUR OPERATING RESULTS.

         Our customers generally consider a wide range of issues before committing to purchase our products, including product benefits, the ability to operate with existing and future computer systems, the ability to accommodate increased transaction volumes, and product reliability. Some of our customers are addressing these issues for the first time when they consider whether to buy our products and services. As a result, we or other parties must educate potential customers on the use and benefits of our products and services. In addition, the purchase of our products generally involves a significant commitment of capital and other resources by a customer. This commitment often requires significant technical review, assessment of competitive products and approval at a number of management levels within a customer's organization. Our sales cycles may vary based on the industry in which the potential customer operates, and is difficult to predict for any particular license transaction. Because of the number of factors influencing the sales process, the period between our initial contact with a new customer and the time when we recognize revenue from that customer varies widely in length. Our sales cycles typically range from two to six months. For larger opportunities with new customers, however, these cycles can be longer. The length and variability of our sales cycle makes it difficult to predict whether particular sales will be concluded in any given quarter. If one or more of our license transactions are not consummated in a given quarter, our results of operations for that quarter may be below our expectations and the expectations of analysts and investors.

WE HAVE HISTORICALLY DERIVED SUBSTANTIALLY ALL OF OUR REVENUE FROM A SMALL NUMBER OF CUSTOMERS IN THE MANUFACTURING INDUSTRY, AND OUR REVENUE COULD DECLINE IF WE LOSE A MAJOR CUSTOMER OR SIGNIFICANT DOWNTURNS OCCUR IN ANY OF OUR CUSTOMER'S INDUSTRIES.

         We have generated a substantial portion of our revenue from a limited number of customers, substantially all of which are in the manufacturing industry. We have recently begun directing a significant amount of our sales and marketing efforts toward companies in other industries and other vertical markets, particularly for business-to-business integration and enablement of application service providers. Nevertheless, we expect that a small number of customers in the manufacturing industry will continue to account for a substantial portion of our revenue for the foreseeable future. Any significant decline in the demand for, and market acceptance of, our software in the manufacturing industry of any of our customers would hurt what we anticipate for our 2001 results of operations. We believe that many of our current customers will continue to provide a substantial portion of our revenue through additional license, implementation services and maintenance fees. In 2000, our largest customer accounted for more than 46% of our revenue and our second largest customer accounted for more than 36% of our revenue. Consequently, the loss of even one customer could have a material adverse effect on our revenue. Moreover, as we continue to market our products in new vertical markets, we expect that customers in some of those new vertical markets are likely to have different requirements and may require us to change our product design or features, sales methods, support capabilities or pricing policies. If we fail to successfully address these new vertical markets, we may experience decreased sales in future periods.

IF WE DO NOT EFFECTIVELY COMPETE WITH NEW AND EXISTING COMPETITORS, OUR REVENUES AND OPERATING MARGINS WILL DECLINE.

         The market for our products is intensely competitive, evolving and subject to rapid technological change. We expect the intensity of competition to increase in the future. As a result of increased competition, we may have to reduce the price of our products and services, and we may experience reduced gross margins and loss of market share, any one of which could significantly reduce our future revenues and operating results. Our company and our products are not well known in the marketplace, and we face intense competition from a variety of competitors with greater market visibility. Our current competitors include vendors offering enterprise application integration, or EAI, business-to-business integration, or B2B, business-to-customer integration, or B2C, and traditional manufacturing enterprise systems, or MES, software products. A number of other companies are offering products that address different aspects of our solution, including CamStar Systems, Inc., Apriso Corporation (formerly CIM Vision International), DataSweep, Inc., and SynQuest, Inc. Our B2X products compete against BEA

Systems, Inc., NEON Systems, Inc. (to be acquired by Sybase, Inc.), SeeBeyond Technology Corporation, TIBCO Software Inc., and Vitria Technology, Inc. Additional competition is expected from other established and emerging companies. Also, we may face pricing issues posed by our current competitors and new entrants in the future.

         We believe that the primary competitive factors which affect the market for our products and services include product function and features; quality of service offered; performance and cost; ease of implementation; the "time-to-benefit" factor (the time period from identification of technology need or "fix" to delivery of the application solution); quality of customer support services; customer training and documentation; and product reputation. The relative weight of each of these factors is customer-specific. Although we believe that our products and services carry the most competitive advantage with respect to each of these factors, we may not be able to maintain our position against current and future competition.

         Our current suite of software products and our markets are relatively new and are evolving rapidly. Because we have from inception primarily focused on product development, we have less experience than many of our competitors in marketing and selling our products. During the past twelve months, we have undertaken a substantial restructuring of our sales and marketing team, and have begun a more direct sales and marketing strategy. There can be no assurance that we will be successful in marketing and selling our products under our new strategies or that our products will continue to achieve market acceptance. Even if they do continue to achieve market acceptance, there can be no assurance that our products and services can be sold at prices that are sufficient to enable us to sustain and expand our operations. We also may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater resources.

WE MUST EXPAND OUR SALES FORCE AND OUR NETWORK OF DISTRIBUTION PARTNERS IN ORDER TO SUCCESSFULLY SELL OUR PRODUCTS.

         We have recently implemented a direct sales model under which we sell our products both through our direct sales force and through indirect sales channels such as resellers, systems integrators, application software vendors and infrastructure software companies. We are currently investing, and plan to continue investing significant resources to expand our direct sales force and our relationships with these third parties. We may not be successful in expanding our direct sales force or other distribution channels, and even if we are, such expansion might not result in an increase in our revenues. If we fail to maintain our existing relationships with indirect sales channel arrangements or fail to establish new ones, or if our revenue does not increase correspondingly with the expenses we incur in pursuing such relationships, our business will suffer.

IF WE DO NOT RETAIN OUR KEY MANAGEMENT PERSONNEL AND ATTRACT AND RETAIN OTHER HIGHLY SKILLED EMPLOYEES, OUR BUSINESS WILL SUFFER.

         Our future success depends on the skills, experience and performance of our senior management team, other key personnel, and their ability to operate effectively, both individually and as a group. Each of these persons is bound by an employment agreement with the company, and we maintain "key man" insurance in the amount of $1 million on the lives of each of Harry P. Langley, President and Chief Executive Officer, George E. Mendenhall, Executive Vice President, and Stuart E. Massey, Vice President of Engineering. Nevertheless, recovery under such insurance may not be adequate to compensate us for the full impact resulting from the death of any one or more these officers. If any of our senior management or other key research, engineering and development or sales and marketing personnel were to leave the company, it would be difficult to replace them, and our business would be harmed. Our success also depends on our ability to recruit, retain and motivate highly skilled sales, marketing and engineering personnel. We face significant competition for individuals with the skills required to develop, market and support our products and services. We believe that attracting and retaining these personnel is particularly difficult for us because:

         o the market for connectivity infrastructure software is still emerging
         o our company and our products are not yet widely known in the marketplace

         o the relative scarcity of qualified technical personnel in the Columbia, South Carolina metropolitan area makes it difficult to attract and retain technical personnel.

We cannot provide assurance that we will be able to recruit and retain sufficient numbers of these highly skilled employees. If we fail to do so, our ability to compete will be significantly harmed.

THE RAPID GROWTH OF OUR OPERATIONS COULD STRAIN OUR RESOURCES AND CAUSE OUR BUSINESS TO SUFFER.

         Our ability to successfully offer products and services and implement our business plan in a rapidly evolving market requires an effective planning and management process. We are increasing the scope of our operations and the size of our direct sales force. We have recently increased our headcount substantially.

         Between September 30, 1999 and March 31, 2001, our total number of employees more than doubled, increasing from 25 to 54 people. The growth necessitated by our need to properly staff and direct appropriate resources toward our business growth strategy has placed and will continue to place a significant strain on our management systems, infrastructure and resources. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures. We will also need to expand, train and manage our workforce. Furthermore, we expect that we will be required to manage an increasing number of relationships with various customers, strategic alliance partners and other third parties. Failure to expand any of the foregoing areas efficiently and effectively could interfere with the growth of our business as a whole.

DEFECTS IN OR SLOW PERFORMANCE OF OUR SOFTWARE PRODUCTS COULD DIMINISH DEMAND FOR OUR PRODUCTS AND CAUSE COSTLY LIABILITY, WHICH WOULD ADVERSELY AFFECT OUR OPERATING RESULTS.

         The Synapse software products we offer are internally complex. Complex software may contain errors or defects, particularly when first introduced or when new versions or enhancements are released. Although we conduct extensive testing, we may not discover software defects that affect our current or new products or enhancements until after they are sold. Although we have not experienced any material software defects to date, any errors, defects or slow performance that is discovered could result in:

         o        loss of revenue
         o        product returns or order cancellations
         o        delay in market acceptance of our products
         o        diversion of our development resources
         o        distraction of our management
         o        damage to our customer relationships and our reputation
         o        increased service and warranty costs
         o        costly litigation defense

         Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in our license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. Although we have not experienced any product liability claims to date, sale and support of our products entails the risk of such claims, which could be substantial in light of customers' use of many of our products in mission-critical applications. We do not maintain product liability insurance. If a claimant brings a product liability claim against us, it could have a material adverse effect on our business, results of operations and financial condition.

RISKS RELATED TO OUR INDUSTRY

IF WE FAIL TO ADAPT TO THE RAPID TECHNOLOGICAL CHANGE WHICH CHARACTERIZES OUR MARKETS, WE COULD LOSE MARKET SHARE OR OUR PRODUCTS COULD BECOME OBSOLETE.

         The market for our current suite of software products is characterized by:

         o        rapid technological change
         o        frequent new product introductions and enhancements
         o        uncertain product life cycles
         o        changing customer requirements
         o        evolving industry standards

         The introduction of products embodying new technologies, the emergence of new industry standards or changes in customer requirements could render some or all of our existing products obsolete and unmarketable. Moreover, decreases in the cost of existing products or services could enable our current or potential customers to fulfill their own needs for transaction processing and integration systems and services in a more cost efficient manner than through the purchase of our products and services. As a result, our success depends upon our ability to respond to changing customer requirements and enhance existing products and services that keep pace with technological developments and emerging industry standards. We have invested significantly in technology and anticipate that it will be necessary for us to continue to do so. Failure to develop and introduce enhancements to our existing products and services in a timely manner in response to changing market conditions or customer requirements will materially and adversely affect our business, results of operations and financial condition.

BECAUSE OUR PRODUCTS COULD INTERFERE WITH OUR CUSTOMERS' OTHER SOFTWARE APPLICATIONS AND HARDWARE, WE MAY BE SUBJECT TO CLAIMS BY THESE CUSTOMERS, WHICH MAY BE COSTLY AND MAY NOT BE ADEQUATELY COVERED BY INSURANCE.

         Our products interoperate with many parts of complicated computer systems, such as mainframes, servers, personal computers, application software, databases, operating systems and data transformation software. Failure of any one of these parts could cause all or large parts of computer systems to fail. In such circumstances, it may be difficult to determine which part failed, and it is likely that customers will bring a lawsuit against several suppliers. Even if our software is not at fault, we could suffer material expense and material diversion of management time in defending any such lawsuits.

IF WE FAIL TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS, WE MAY LOSE THESE RIGHTS AND OUR BUSINESS MAY BE SERIOUSLY HARMED.

         Our success depends upon our proprietary technology. To establish and protect our proprietary rights, we rely primarily on a combination of:

         o        patent law
         o        copyright law
         o        trademark and trade secret laws
         o        confidentiality procedures and agreements
         o        licensing arrangements
         o        the complex nature of our technologies

         As part of our confidentiality procedures, we generally enter into non-disclosure agreements with our employees, customers, and strategic partners and we enter into license, service and maintenance agreements that include confidentiality obligations with respect to our software, documentation and other proprietary information. Despite these precautions, third parties could copy or otherwise obtain and use our products or technologies without authorization, or develop similar technologies independently. It is difficult for us to police unauthorized use of our products. Because of this difficulty in determining the extent to which piracy of our software products exists, software piracy is a persistent problem. Expensive litigation may be necessary in the future to enforce our intellectual property rights. Moreover, effective protection of intellectual property rights is unavailable or limited in certain foreign countries. While we believe that our products and technologies are adequately protected against infringement, existing laws afford only limited protection. Consequently, the protection of our proprietary rights may not be adequate, and our competitors could independently develop similar technologies, duplicate our products, reverse engineer or design around the intellectual property rights we hold.

OUR PRODUCTS MAY INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WHICH MAY CAUSE US TO INCUR UNEXPECTED COSTS OR PREVENT US FROM SELLING OUR PRODUCTS.

         The commercial success of our business depends upon our products not infringing any intellectual property rights of others and upon no claims for infringement being made against us. We have conducted periodic patent searches to determine whether or not we may be infringing the patent or trademark rights of any third parties and have recently applied for patent protection of our proprietary Synapse software. Because patent applications in the United States are not publicly disclosed until the patent is issued, applications of which we are not aware may have been filed which relate to our software products. We may be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the patents, trademarks and other intellectual property rights of third parties by us or our licensees in connection with their use of our products. Intellectual property litigation is expensive and time-consuming, and could divert our management's attention away from running our business. If we were to discover that our products violated the intellectual property rights of others, we would have to obtain licenses from these parties in order to continue marketing our products without substantial re-engineering. We might not be able to obtain the necessary licenses on acceptable terms or at all. If we could not obtain such licenses, we might not be able to re-engineer our products successfully or in a timely fashion. We believe that we are not infringing any intellectual property rights of third parties, but there can be no assurance that such infringement will not occur. If we fail to address any infringement issues successfully, we will be forced to incur significant costs and could be prevented from selling our products.


OTHER RISKS

THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY.

         The market price for our common stock may be affected by a number of factors, including developments in the middleware, software or technology industry, general market conditions and other factors, including factors unrelated to our operating performance or our competitors' operating performances. In addition, our stock price and the stock prices of many other companies in the technology and emerging growth sectors have experienced wide fluctuations, including recent rapid rises and declines in their stock prices, that have often been unrelated to the operating performance of such companies. These factors and fluctuations, as well as general economic, political and market conditions, such as recessions, may materially adversely affect the market price of our common stock.

THE SUBSTANTIAL NUMBER OF SHARES THAT ARE CURRENTLY ELIGIBLE FOR SALE UNDER THIS PROSPECTUS, PRIOR PROSPECTUSES AND SHARES THAT WILL BE ELIGIBLE FOR SALE IN THE NEAR FUTURE MAY CAUSE THE MARKET PRICE FOR OUR COMMON STOCK TO DECLINE SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.


         Trading in our common stock has historically been very limited which has made the market price of our common stock vulnerable to significant fluctuations. 210,000 of the shares of common stock to which this prospectus relates are covered by lock-up agreements between us and the respective holders of the securities, each of whom has committed not to make any offer to sell or to undertake any public sale of any of the holder's respective shares during the six-month period following the date of purchase of the shares from us. November 23, 2001 is the earliest date upon which any of the private placement agreements permit any public sale of the 210,000 shares of common stock covered by this prospectus that were issued or were issuable pursuant to the recent private placements. Of the additional 326,560 shares covered by this prospectus that are issuable under previously issued warrants, 251,560 shares may be sold on the date of this prospectus if the holders elected to exercise all of their currently exercisable warrants. If the selling shareholders identified in this prospectus sell substantial amounts of their common stock in the public market during a short period of time, or if the holders of these shares are perceived by the market as intending to sell them, our stock price may decline significantly. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate and could threaten the listing of our common stock on the Nasdaq Stock Market.

         As of the date of this prospectus, we had 16,842,294 outstanding shares of common stock. This prospectus covers the public offer and sale of 140,000 (slightly less than one percent) of these outstanding shares and the public offer and sale of 396,560 shares of common stock issuable upon exercise of warrants. Prior to the date of this prospectus, these shares of common stock were restricted from sale in the public market because of limitations under federal and state securities laws and commitments made to us by the selling shareholders in their respective purchase agreements with us for these securities. Prior to the date of this prospectus, the only means by which the selling shareholders could offer and sell these securities was under an effective registration statement, or under an exemption from applicable state and federal registration requirements.


         In connection with our sales of these outstanding shares and warrants in an earlier private placement, we agreed to register the public resale of the shares covered by this prospectus. As a consequence of the registration statement on Form S-3 of which this prospectus forms a part, unless such shares are held by our affiliates, all of the currently outstanding shares covered by this prospectus and all of the shares issuable upon exercise of the warrants are now freely tradeable in the public market. Although we have registered the shares for sale, the registration of these shares does not necessarily mean that any of these shares will be offered or sold by the selling shareholders identified in this prospectus.

         Even if we had not registered the sale of these shares, on the dates one year following the respective dates of payment to us for these shares, the holders of these shares would nevertheless become eligible to make sales of these shares in the public market in accordance with the Securities and Exchange Commission's Rule 144, with certain volume and manner of sale limitations continuing only for one additional year, except as to shares held by persons deemed to be our affiliates.


         In addition to the shares of common stock covered by this prospectus, we previously filed in late 2000 a registration statement on Form S-3 with the Securities and Exchange Commission covering the public offer and sale of 4,540,680, or approximately 27% of our currently outstanding shares, and the public offer and sale of 3,362,535 shares of common stock issuable upon exercise of common stock purchase warrants and upon the conversion of a convertible debenture. That registration statement went effective on December 1, 2000, upon which date the aggregate of 7,903,215 shares covered by that registration statement became eligible for sale in the public market. Prior to that effective date of December 1, 2000, those shares had been restricted from public sale because of limitations under federal and state securities laws and commitments made to us in the purchase documents executed in connection with the private purchases of those securities by the various shareholders who beneficially owned those shares.


         To our knowledge, a substantial number of the shares covered by our Form S-3 filing in late 2000 have now been sold into the public market. However, we can not verify definitively the actual number of such shares that have been sold. Consequently, a substantial number of such shares may still be held by certain of those shareholders. As noted above in our discussion of the shares covered by this prospectus, if the shareholders for whom our previous Form S-3 registration statement were to sell substantial amounts of those shares into the public market during a short period of time, or if those shareholders are perceived by the market as intending to sell them, we could suffer the same adverse consequences as noted above in the first paragraph of this risk factor.

         In addition to the two registration statements on Form S-3 referenced above, in 1998 we filed a registration statement on Form S-8 with the Securities and Exchange Commission covering 960,000 shares reserved for issuance under our stock option plan. We intend to file another registration statement on Form S-8 covering 900,000 additional shares reserved for issuance under this same plan and more shares under a similar stock incentive plan that was approved by our shareholders at our recent annual shareholders meeting on May 18, 2001. Issuance of additional shares upon exercise of options and warrants could result in dilution to our shareholders and a decline in the market price of our common stock.




FAILURE TO RAISE ADDITIONAL CAPITAL OR GENERATE THE SIGNIFICANT CAPITAL NECESSARY TO EXPAND OUR OPERATIONS AND INVEST IN NEW PRODUCTS COULD REDUCE OUR ABILITY TO COMPETE AND RESULT IN LOWER REVENUES.

         We expect that our currently held cash and cash from expected customer revenues and capital raising activities will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. Even if we are successful in realizing our expected 2001 sales revenue, we expect that we will still require additional financing to implement our growth strategies and achieve our long term objectives. We cannot be certain that we will be able to obtain additional debt or equity financing on favorable terms, or at all. If we raise additional equity financing, our shareholders may experience significant dilution of their ownership interests and the per share value of our common stock could decline. If we engage in debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness and that force us to maintain specified liquidity or other ratios, any of which could harm our business. If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

         o        develop or enhance our products and services
         o        continue to expand our sales and marketing organizations
         o        acquire complementary technologies, products or businesses
         o        expand operations, in the United States or internationally
         o        hire, train and retain employees
         o respond to competitive pressures or unanticipated working capital requirements

Our failure to do any of these things could result in lower revenues and could seriously harm our business.

ANTI-TAKEOVER PROVISIONS IN OUR ARTICLES OF INCORPORATION AND STATE CORPORATE LAWS COULD DISCOURAGE OR PREVENT A TAKEOVER, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL TO OUR SHAREHOLDERS.

         In many cases, shareholders receive a premium for their shares when a company is purchased by another. Various provisions in our articles of incorporation and bylaws and South Carolina corporate laws could deter and make it more difficult for a third party to bring about a merger, sale of control, or similar transaction without approval of our board of directors, even if the transaction would be beneficial to our shareholders. These provisions tend to perpetuate existing management. As a result, you may be deprived of opportunities to sell some or all of your shares at prices that represent a premium over market prices. These provisions, which could make it less likely that a change in control will occur, include:

o provisions in our articles of incorporation establishing three classes of directors with staggered terms, which means that only one-third of the members of the board of directors is elected each year and each director serves for a term of three years

o provisions in our articles of incorporation authorizing the board of directors to issue a series of preferred stock without shareholder action, which issuance could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire, a controlling interest in us

o provisions in our articles of incorporation prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates

o provisions in our bylaws relating to meetings of shareholders which limit who may call a meeting and what matters will be voted upon

o provisions in our bylaws establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings

o state law provisions that require two-thirds of the shareholders to approve mergers and similar transactions, and amendments to the articles of incorporation


         In addition, the South Carolina Business Combination Act, the South Carolina Control Share Acquisition Act and the vesting terms of our stock option plan may discourage, delay or prevent a change in control of our company.


               ADVISORY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements contained in this prospectus, as well as the documents incorporated by reference into this prospectus, discuss future expectations or state other "forward-looking" information. Such statements can be identified by the use of forward-looking words such as "may," "will," "expect," "believe," "anticipate," "estimate," "plans," "estimates," "potential," "continue," or other similar words. Those statements could be affected by known or unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. When considering such forward-looking statements, you should keep in mind the preceding risk factors and other cautionary statements in this prospectus. All forward-looking statements and reasons why actual results may differ included in this prospectus are made as of the date of this prospectus, and unless required by law, we assume no obligation to publicly revise or update any forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise.


                                 USE OF PROCEEDS

         All of the shares, including the shares underlying the warrants, being offered under this prospectus are being offered by the selling shareholders. We will not receive any of the proceeds from the sale of the shares. This registration statement is intended to satisfy obligations we have under agreements with the selling shareholders. Under those agreements, we have agreed to pay the expenses of the registration of these shares under federal and state securities laws.

                              SELLING SHAREHOLDERS

         The following table provides the number of shares of common stock, including the number of shares of common stock underlying currently outstanding common stock purchase warrants, that are, to our knowledge, beneficially owned by each of the identified selling shareholders. We have assumed that, upon completion of the offering or offerings under this prospectus, each selling shareholder listed below will have sold all of that shareholder's respective shares offered under this prospectus, including shares underlying unexercised warrants. However, selling shareholders may offer and sell all, some, or none of the shares offered under this prospectus. Under some circumstances, the respective donees, pledges, and transferees or other successors in interest of the selling shareholders, may also sell the shares listed below as being held by the selling shareholders and offered under this prospectus.

         The following information is based on information reflected in agreements with the selling shareholders, information reflected in our stock records and in schedules filed with the Securities and Exchange Commission, as well as information provided to us by some of the selling shareholders. None of the selling shareholders has held a position or office or, to our knowledge, otherwise had a control or other material relationship with us within the past three years.

                                          SHARES OF COMMON STOCK                                 SHARES OF COMMON STOCK
                                     BENEFICIALLY OWNED PRIOR TO THE                            BENEFICIALLY OWNED AFTER
                                               OFFERING (1)                                         THE OFFERING (2)
                                   ------------------------------------                       ----------------------------
                                       CURRENTLY
                                      OUTSTANDING          COMMON          TOTAL SHARES OF
                                       SHARES OF       STOCK ISSUABLE        COMMON STOCK
                                        COMMON              UNDER           OFFERED UNDER
NAME OF SELLING SHAREHOLDER              STOCK            WARRANTS         THIS PROSPECTUS        SHARES        PERCENTAGE
--------------------------------------------------------------------------------------------------------------------------
Buckman, Buckman & Reid, Inc.               -0-              8,000                 8,000            -0-             -0-
Coffin Communications Group                 -0-             30,000                30,000            -0-             -0-
Michael L. Davis                            -0-             17,000                17,000            -0-             -0-
Dian Griesel                             50,000             50,000                50,000         50,000              *
Roger Kazanowski                        273,120            156,560               256,560        173,120            1.0%
Joseph Marsh                            290,000            175,000                60,000        405,000            2.4%
Shanker Merchant                            -0-            115,000               115,000            -0-             -0-
                                   ------------------------------------------------------------------------------------
TOTAL                                                      551,560               536,560                           3.7%
                                   ====================================================================================



 *       Amount represents less than 1.0%.

(1) Beneficial ownership reflected in the table is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as otherwise specified, each of the shareholders named in the table has indicated to us that the shareholder has sole voting and investment power with respect to all shares of common stock beneficially owned by that shareholder.
(2) These numbers assume that all shares offered under this prospectus are sold.


                              PLAN OF DISTRIBUTION


         This prospectus relates to the offer and sale from time to time by the holders of up to 140,000 currently outstanding shares of common stock and the sale from time to time of up to 396,560 shares of common stock that currently may be purchased by the holders of common stock purchase warrants. These securities were issued in a private placement under one or more exemptions from registration under federal and state securities laws. This prospectus has been prepared in connection with registering the future sale of these currently outstanding shares, and the shares that may be purchased under the warrants. We have undertaken to register the sales of the shares by the applicable selling shareholders to the public as required by the terms of the agreements between us and the selling shareholders executed in connection with the private placement. Although we have registered the shares for sale under the terms of these agreements, the registration of these shares does not necessarily mean that any of these shares will be offered or sold by the holders identified above.


         We will not receive any proceeds from this offering. The shares may be sold from time to time to purchasers directly by any of the selling shareholders, or under some circumstances, donees, pledgees, transferees or other successors in interest of the selling shareholders. Alternatively, the selling shareholders, or their transferees, may from time to time offer the shares through dealers or agents, who may receive compensation in the form of commissions from the selling shareholders, or their transferees, and/or the purchasers of the shares for whom they may act as agent. The selling shareholders, or their transferees, and any dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit on the sale of the shares by them and any commissions received by any dealers or agents might be deemed to be underwriting commissions under the Securities Act of 1933.

         At a time a particular offer of the shares is made, a prospectus supplement, if required, will be distributed that will set forth the name and names of any dealers or agents and any commissions and other terms constituting compensation from the selling shareholders, or their transferees, and any other required information. The shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

         In order to comply with the securities laws of certain states, if applicable, some of the shares may be sold only through registered or licensed brokers or dealers. In addition, in some states, the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from that state's registration or qualification requirement is available and is complied with.

         The shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such stock as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal, and resale by such broker-dealer for its own account pursuant to a prospectus supplement; (c) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (d) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (e) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate.


                                     EXPERTS

         Scott McElveen, L.L.P., our independent auditors, have audited our financial statements and schedule included in our Annual Report on Form 10-KSB for the year ended December 31, 2000, as set forth in their report dated April 13, 2001, which is incorporated by reference in this prospectus. Our financial statements and schedule are incorporated by reference in reliance on Scott McElveen, L.L.P.'s report, given on their authority as experts in accounting and auditing.


                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered under this prospectus will be passed upon for us by Nexsen Pruet Jacobs & Pollard, LLP, Columbia, South Carolina. William S. McMaster, special counsel with Nexsen Pruet Jacobs & Pollard, LLP, is also our Chief Financial Officer and General Counsel.


                              AVAILABLE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance with that act we file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information filed can be inspected and copied at the Securities and Exchange Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the following regional offices of the Securities and Exchange Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of this material can also be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Securities and Exchange Commission maintains a web site (http://www.sec.gov) containing reports, proxy and information statements and other information of registrants, including ours, that file electronically with the Securities and Exchange Commission. In addition, our common stock is listed on the Nasdaq National Market and similar information concerning us can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

         We have filed with the Securities and Exchange Commission a registration statement on Form S-3 (of which this prospectus is a part) under the Securities Act of 1933, with respect to the shares being offered by this prospectus. This prospectus does not contain all of the information set forth in this registration statement, some portions of which have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each of these statements are qualified in all respects by this reference and the exhibits and schedules thereto. For further information regarding us and the shares being offered by this prospectus, reference is hereby made to the registration statement and such exhibits and schedules which may be obtained from the Securities and Exchange Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Securities and Exchange Commission.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The documents listed below have been filed by IBSS under the Securities Exchange Act of 1934 with the Securities and Exchange Commission and are incorporated by reference into this prospectus:

         (a) Our annual report on Form 10-KSB for the year ended December 31, 2000;

         (b) Our quarterly report on Form 10-QSB for the quarter ended March 31, 2001; and

         (c) The description of our common stock contained in our registration statement on Form 8-A (File No.333-43437).

         Each document we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained in this prospectus in a document incorporated or deemed to be incorporated in this prospectus by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus (or in the applicable prospectus supplement) or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         COPIES OF THE ABOVE DOCUMENTS WHICH ARE INCORPORATED HEREIN BY REFERENCE (NOT INCLUDING THE EXHIBITS TO SUCH INFORMATION, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH INFORMATION) WILL BE PROVIDED WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST. REQUESTS SHOULD BE DIRECTED TO WILLIAM S. MCMASTER, CHIEF FINANCIAL OFFICER, 115 ATRIUM WAY, SUITE 228, COLUMBIA, SOUTH CAROLINA 29223, TELEPHONE NUMBER (803) 736-5595.

================================================================================









                 INTEGRATED BUSINESS SYSTEMS AND SERVICES, INC.







                                 536,560 SHARES
                                       OF
                                  COMMON STOCK















                                  -------------
                                   PROSPECTUS
                                  -------------





                                  August , 2001

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by IBSS, are estimated as follows:


         SEC Registration Fee..................................$      452
         Printing Expenses.....................................     3,000
         Legal Fees and Expenses...............................    10,000
         Accounting Fees and Expenses..........................     1,000
         Miscellaneous Expenses................................       600
                                                               ----------
                  *Total.......................................$   15,052
                                                               ==========


         * None of the above expenses will be borne by the selling shareholders.

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Except as hereinafter set forth, there is no statute, charter provision, bylaw, contract or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against liability which such person may incur in such person's capacity as such.

         The bylaws of the Registrant provide that the Registrant shall indemnify its directors to the maximum extent provided by the South Carolina Business Corporation Act. This protection is broader than the protection expressly mandated in Section 33-8-520 of the South Carolina Business Corporation Act. That statutory section provides that IBSS must indemnify a director or an officer only to the extent that the director has been wholly successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that the person was a director or officer. This requirement would include indemnifying directors against expenses, including attorney's fees, actually and reasonably incurred in connection with the matter.

         In addition to this mandatory indemnification right, the Registrant's bylaws make mandatory the indemnification permitted, but not mandated, by
Section 33-8-510 of the South Carolina Business Corporation Act. Accordingly, under our bylaws, the Registrant shall indemnify a director where (a) the director conducted himself or herself in good faith, (b) the director reasonably believed that conduct in the director's official capacity with the Registrant was either in the Registrant's best interest or was not opposed to the best interest of the Registrant; and (c) in the case of any criminal proceeding, the director had no reasonable cause to believe the director's conduct was unlawful.

         The Securities and Exchange Commission has informed the Registrant that indemnification for officers, directors, and controlling persons for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

         The Registrant has the power to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against him or incurred by him in any such capacity, whether or not we would have the power to indemnify him against such liability under the bylaws.

ITEM 16.          EXHIBITS.

     EXHIBIT
     NUMBER       DESCRIPTION
     -------      -----------
     5        --  Opinion of Nexsen Pruet Jacobs & Pollard, LLP.
     23.1     --  Consent of Scott McElveen, L.L.P.
     23.2     --  Consent of Nexsen Pruet Jacobs & Pollard (included in their opinion filed as Exhibit 5).

ITEM 17.      UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information set forth in the Registration Statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this Offering.

(b) Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of South Carolina, on August 3, 2001.


                                  INTEGRATED BUSINESS SYSTEMS AND SERVICES, INC.

                                  By:  /s/ HARRY P. LANGLEY
                                     -----------------------------------------
                                     Harry P. Langley
                                     President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                 SIGNATURE                                  TITLE                        DATE
                 ---------                                  -----                        ----

    /s/ HARRY P. LANGLEY                President, Chief Executive Officer, and     August 3, 2001
-----------------------------------     Director
        Harry P. Langley

    /s/ J.  R.  DUNKLEY                 Chief Operating Officer                     August 3, 2001
-----------------------------------
       J.  R.  Dunkley

    /s/ WILLIAM S. MCMASTER             Chief Financial Officer and General         August 3, 2001
-----------------------------------     Counsel (principal financial and
         William S. McMaster            accounting officer)

   /s/ GEORGE E. MENDENHALL             Executive Vice President and                August 3, 2001
-----------------------------------     Director
       George E. Mendenhall

    /s/ STUART E. MASSEY                Vice President of Engineering and           August 3, 2001
-----------------------------------     Director
      Stuart E. Massey

    /s/  RICHARD M. CAMPBELL            Director                                    August 3, 2001
-----------------------------------
   Richard Michael Campbell

    /s/   RUSSELL C. KING, JR.          Director                                    August 3, 2001
-----------------------------------
       Russell C. King, Jr.

    /s/  CARL JOSEPH BERGER, JR.        Director                                    August 3, 2001
-----------------------------------
      Carl Joseph Berger, Jr.

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER             DESCRIPTION
-------            -----------


5    *   --       Opinion of Nexsen Pruet Jacobs & Pollard, LLP.
23.1 *   --       Consent of Scott McElveen, L.L.P.
23.2 *   --       Consent of Nexsen Pruet Jacobs & Pollard (included in their opinion filed as Exhibit 5).

----------------------------
* - Filed previously.